Exhibit (a)(5)(H)

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED FILES 2006 ANNUAL REPORT

SAN DIEGO, Aug. 2, 2007 – Accredited Home Lenders Holding Co. (NASDAQ: LEND) (“Accredited” or “Company”) today announced that it has filed the Company’s Form 10-K for the fiscal year ended December 31, 2006 (“Annual Report”) with the Securities & Exchange Commission (“SEC”).

Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) issued the opinion on the 2006 consolidated financial statements included in the Annual Report. As previously announced, Squar Milner replaced Grant Thornton LLP as the Company’s independent public accountants on April 9, 2007.

The Annual Report describes the Company’s financial condition, results of operations, and liquidity position and plans, as well as the Company’s previously announced merger agreement with an affiliate of Lone Star Fund V (U.S.), L.P. (“Lone Star”). Squar Milner’s opinion on the 2006 consolidated financial statements included in the Annual Report does not include a “going concern” qualification. Squar Milner’s opinion does make reference to the pending merger with Lone Star and notes that the ultimate outcome of the merger is not determinable and that, if the merger is not consummated or if market conditions deteriorate further, the Company’s financial and operational viability is uncertain.

The Company is proceeding as planned to work toward closing the merger with Lone Star. The merger agreement with Lone Star requires regulatory approvals from states representing 95% of the Company’s 2006 loan production volume in order to close the tender offer. It was anticipated from the outset, and the tender offer materials reflect, that this process would not be completed by the original tender offer deadline, and that the tender offer would be extended. Under the merger agreement, extensions of the tender offer cannot exceed 10 business days. The Company does not expect that the need to obtain regulatory approvals will prevent the transaction from closing. On July 30, 2007, the tender offer was extended until August 14, 2007, and it may be extended again. While there is no guarantee that the transaction will close, the Company expects the tender offer to be concluded in the third quarter of 2007.

The filing of the Annual Report is part of the Company’s plan to regain compliance with the NASDAQ’s filing requirements, as well as become current with all of the Company’s filings required under SEC rules. The Company will begin work immediately on its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

The Company encourages all interested parties to read the Annual Report, which may be accessed at Accredited’s website (http://investors.accredhome.com) and which includes management’s discussion and analysis of financial condition and results of operations, including liquidity, recent developments and risk factors, including risks related to the closing of the proposed merger.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Squar, Milner, Peterson, Miranda & Williamson, LLP

Squar Milner is a leading provider of accounting and financial advisory services to clients across the United States. It was formed by the merger of two highly respected firms in 2006. Founded in Orange County in 1981, Squar Milner merged with the well established San Diego firm of Peterson & Co., LLP, founded in 1951. Squar Milner is an independent member of BKR International, an association of 130 independent accounting firms with 300 offices in 66 countries that are selected on the basis of reputation, clientele, performance and professionalism.

About Lone Star Funds

Lone Star is a leading U.S. private equity firm. Since 1995, the principals of Lone Star have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate related assets and select corporate opportunities. Additional information may be found at www.lonestarfunds.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the Company’s continued listing on NASDAQ. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to close the proposed merger with Lone Star, file its quarterly report on Form 10-Q for the quarter ended March 31, 2007, make other required filings with NASDAQ, the Securities and Exchange Commission and other regulatory authorities, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.

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